Exhibit 99.1
Information Release

UMB Financial Corporation
P.O. Box 419226
Kansas City, MO 64141-6226
816/860-7000
umb.com

April 29, 2004

Corporate Communication Contact: Bridget Hess, 816-860-5644
Investor Relations Contact: Patrick Derpinghaus, 816-860-7076

UMB Financial Corporation Announces First Quarter 2004 Earnings

Kansas City, Mo. – UMB Financial Corporation (NASDAQ: UMBF), a Kansas City-based financial services company, announced earnings of $10.8 million or $0.50 per share for the three months ended March 31, 2004. This is a decrease of $3.7 million or 25.8 percent compared to the three months ended March 31, 2003. The decrease in earnings compared to the first quarter of 2003 was a result of lower net interest income and higher noninterest expense partially offset by lower provision for loan losses and higher noninterest income.

“The current interest rate environment continues to impact our margins, and there is no quick solution to the residual earnings pressure. Even when the Federal Reserve raises interest rates, there will be a one- to two-quarter lag before any positive impact on our net interest margin is realized,” said R. Crosby Kemper III, chairman and CEO of UMB Financial Corporation. “Yet this company has a rock-solid foundation and a strong book of business which continues to grow through our active sales efforts and longstanding commercial banking relationships.”

Net interest income for the first quarter of 2004 decreased $5.6 million compared to the same period in 2003 due to lower average yields in the loan and securities portfolio. Net interest margin was 3.04 percent for the first quarter of 2004 compared to 3.30 percent for the same period in 2003.

Provision for loan losses declined $2.2 million in the first quarter of 2004 compared to the same period in 2003 due to lower net charge-offs ($599 thousand) and an adequate reserve for loan losses compared to management’s estimate of inherent losses within the loan portfolio.

Noninterest income increased $2.1 million for the three months ended March 31, 2004, compared to the same period in 2003. The increase was due to $3.1 million received from the sale of employee benefit accounts. On an operating basis, deposit service charges increased $1.1 million due to both new cash management relationships and increased hard charges on deposit balances. In addition, trust and securities processing income decreased by $2.0 million largely driven by decreased employee benefit account fees.

Noninterest expense increased $4.0 million for the three months ended March 31, 2004, compared to the same period in 2003. The increase was primarily due to the $3.3 million in costs associated with the sale of the employee benefit accounts. In addition, the company incurred an additional $200 thousand in non-recurring consulting related expenses due to major system conversions. On an operating basis, the $500 thousand in increased expenses was 0.6 percent.

For the three months ended March 31, 2004, average loans were $2.70 billion compared to $2.55 billion for the same period in 2003. Average deposit totals decreased to $5.11 billion for the three months ended March 31, 2004, compared to $5.46 billion for the same period in 2003. As of March 31, 2004, UMB had total shareholders’ equity of $824 million, a 3.0 percent increase from the prior year.

The quality of the company’s loan portfolio remains high as nonperforming loans at March 31, 2004, totaled $15.9 million compared to $15.6 million a year earlier. As a percentage of total loans, nonperforming loans remained flat at 0.6 percent of loans as of March 31, 2004, and 2003. Nonperforming loans are defined as nonaccrual loans and loans more than 90 days past due. The company’s allowance for loan losses totaled $44.1 million or 1.65 percent of total loans as of March 31, 2004, compared to $39.5 million, or 1.56 percent of total loans as of March 31, 2003. As of March 31, 2004, the allowance for loan losses was 278 percent of nonperforming loans, compared to 254 percent one year earlier.

“Moving forward, UMB has a clear-cut plan in place that will help us build upon our sound foundation and grow our business well into the future,” said Peter J. deSilva, president and COO of UMB Financial Corporation. “These strategies include a focus on four key areas of our business: 1) consumer banking products such as our mortgage, HELOC and credit card offerings, 2) commercial banking products such as loans and treasury management, 3) trust and wealth management products and services including our mutual funds – the UMB Scout Funds, and 4) mutual fund services within our UMB Investment Services Group.”

The company declared a quarterly dividend of $0.21 per share to be paid on July 1, 2004, to shareholders of record at the close of business on June 10, 2004.

Board Action:

In addition, the company announced that the Board of Directors authorized the repurchase of up to one million shares of the company’s common stock, or approximately five percent of the company’s currently outstanding shares, during the next 12 months. Shares purchased under this program will be used for general corporate purposes and may be available for re-issuance in connection with the company’s stock option plan, dividend reinvestment plan and stock dividend program. The company may repurchase the shares from time to time in open market or privately negotiated transactions at the company’s discretion, and on such terms, including, without limitation, quantity, timing and price, as management may determine to be in the company’s best interest.

The Board of Directors also appointed Peter J. deSilva to fill a vacancy on the Board of Directors created when Mary Lynn Oliver resigned for personal reasons.

About UMB:

UMB Financial Corporation is a financial services company headquartered in Kansas City, Mo., offering complete banking and related financial services to both individual and business customers. Its banking subsidiaries own and operate 153 banking centers throughout Missouri, Illinois, Colorado, Kansas, Oklahoma and Nebraska. Subsidiaries of the holding company and the lead bank, UMB Bank, n.a., include an investment services group based in Milwaukee, Wisc., a trust management company in South Dakota, and single-purpose companies that deal with brokerage services, consulting services and insurance.

Forward-Looking Statements:

This release contains forward-looking statements of expected future developments. We wish to ensure such statements are accompanied by meaningful cautionary statements pursuant to safe harbor established by the Private Securities Litigation Reform Act of 1995. The forward-looking statements in the release refer to the expectations regarding continuing operating improvement and other matters. These forward-looking statements reflect management’s expectations and are based on currently available data; however, actual results are subject to future events and uncertainties, which could materially affect actual performance. Our future performance involves a number of risks and uncertainties. Risks and uncertainties that could affect such performance include, but are not limited to: changing loan demand, the ability of customers to repay loans, changes in consumer saving habits, increases in employee costs, changes in interest rates, competition, and changes in economic conditions or regulatory requirements. Any forward-looking statements should be read in conjunction with information about risks and uncertainties set forth in the company’s Securities and Exchange Commission reports, including its annual report and Form 10-K for the year ended December 31, 2003.

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